Putnam Dynamic Asset Allocation Conservative Fund, September 30,
2017, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 7,776
Class B	 170
Class C	 1,131
Class M	 131

72DD2 (000s omitted)

Class P	 1,659
Class R	 156
Class R5 9
Class R6 1,881
Class Y	 3,773

73A1

Class A	 0.166
Class B	 0.088
Class C	 0.090
Class M	 0.112

73A2

Class P	 0.207
Class R	 0.140
Class R5 0.193
Class R6 0.202
Class Y	 0.190

74U1 (000s omitted)

Class A	 45,432
Class B	 1,793
Class C	 12,489
Class M	 896

74U2 (000s omitted)

Class P	 9,463
Class R	 1,100
Class R5 10
Class R6 10,482
Class Y	 22,562

74V1

Class A	 10.79
Class B  10.71
Class C  10.66
Class M	 10.67

74V2

Class P	 10.83
Class R  11.09
Class R5 10.83
Class R6 10.84
Class Y	 10.83

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.